EXHIBIT 3.1
ARTICLES OF INCORPORATION
OF
FGBC BANCSHARES, INC.
1.
     The name of the Corporation is: “FGBC Bancshares, Inc.”
2.
     The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.
3.
     The object of the Corporation is pecuniary gain and profit, and the Corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify.
4.
     The Corporation shall have authority to issue 110,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:
(a)	Common Stock. One class shall consist of 100,000,000 shares of common stock, no par value per share, designated “Common Stock”. The holders of Common Stock shall be entitled to elect the members of the board of directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation.

(b)	Preferred Stock. One class shall consist of 10,000,000 shares of preferred stock, no par value per share, designated “Preferred Stock”. To the fullest extent provided by Section 14-2-602 of the Georgia Business Corporation Code (and any successor provision thereof), the Board of Directors of the Corporation shall be empowered, without shareholder action, to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors of the Corporation shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series: (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors of the Corporation in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors of the Corporation; (ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series; (iii) the time or times, if any, when the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, if any, for the purchase or redemption of such shares; (iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, including whether all or a portion is paid before any amount is paid on Common Stock; (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; (vi) whether the shares of such series have voting rights and the extent of such voting rights, if any, and (vii) all other preferences, limitations and relative rights.
     The Board of Directors of the Corporation shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.
     Any action by the Board of Directors of the Corporation in authorizing the issuance of Preferred Stock and fixing and determining the provisions thereof is hereby ratified and approved.
5.
     The initial registered office of the Corporation shall be at Miller & Martin PLLC, 1275 Peachtree Street, N.E. Seventh Floor, Atlanta, Georgia 30309-3576 (Fulton County). The initial registered agent of the Corporation at such address shall be T. Kennerly Carroll, Jr.
6.
     The mailing address of the initial principal office of the Corporation is 101 Main Street, Franklin, Georgia 30217 (Heard County).
7.
     The Board of Directors shall be divided into three (3) classes, Class I, Class II, and Class III which shall be as nearly equal in number as possible. Beginning on [October 1, 2004], each director in Class I shall serve an initial one-year term expiring at the 2005 annual shareholders meeting, each director in Class II shall serve an initial two-year term expiring at the 2006 annual shareholders meeting, and each director in Class III shall serve an initial three-year term expiring at the 2007 annual shareholders meeting. Each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office of each Class of directors, the directors of each Class shall be elected for terms of three years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.
8.
(a)	A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except liability for:
(i)	any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	the types of liability set forth in Section 14-2-832 of the Code dealing with unlawful distributions of corporate assets to shareholders; or

(iv)	any transaction from which the director derived an improper personal benefit.
(b)	Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
9.
     Any action required by law or by the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the actions so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present voted. Notice of such action without a meeting by less than unanimous consent shall be given within ten (10) days after taking such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.
10.
     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.
11.
     The name and address of the incorporator of the Corporation is:
Michael P. Marshall, Jr.
Miller & Martin PLLC
1275 Peachtree Street NE
Seventh Floor
Atlanta, Georgia 30309-3576.
     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

/s/ Michael P. Marshall, Jr.

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